Exhibit 10.4

CSX Corporation

Section 16 Officer Severance Plan

and

Summary Plan Description

Introduction and Highlights

CSX Corporation (the “Company”) adopted the CSX Corporation Section 16 Officer Severance Plan (the “Plan”) effective as of February 22, 2017 (the “Effective Date”) for eligible executive level employees of the Company. The purpose of the Plan is to provide severance protections to a critical class of Company employees during a transitional period for the Company and thereby promote the retention and focus of these employees to assist the Company in this important transition.

You are eligible to receive Severance Pay and other benefits under the Plan if (i) you meet the applicable eligibility criteria, (ii) your employment terminates under circumstances which entitle you to benefits, (iii) you timely sign and return an Employment Separation Agreement and Release Form, and (iv) the Employment Separation Agreement and Release Form has become effective upon satisfaction of the Release Requirement, all as described below.

Eligibility to Participate

(A) You are eligible to participate in the Plan only if, as of the Effective Date, you are actively employed by the Company in a position described below under “Severance Pay”, and

(B) you have executed a Participation Agreement and returned it to the Company pursuant to the Company’s instructions.

Who Is Not Eligible to Participate

Notwithstanding any other Plan provision, you are not eligible to participate in the Plan and will be excluded from coverage under the Plan if,

(A) as of the Effective Date, you are not actively employed by the Company in a position described below under “Severance Pay”, or

(B) you have not executed a Participation Agreement and returned it to the Company pursuant to the Company’s instructions.

Eligibility for Severance Benefits

Right to Severance Payments and Benefits

You will be eligible to receive severance payments and benefits from the Company as set forth in the “Severance Payments and Benefits” section of this Plan if you meet the participation requirements set forth above and your Termination Date occurs for any one or more of the following reasons:

(A)	Your employment is terminated involuntarily by the Company, other than for Cause; or

(B)	You voluntarily terminate your employment for Good Reason, and

(1) in either case your Termination Date occurs prior to February 22, 2018 or, as applicable, (2) (i) the Company has notified you of your involuntarily termination by the Company, other than for Cause prior to February 22, 2018 or (ii) you have provided the Company notice of your election to terminate for Good Reason prior to February 22, 2018 and the Company has subsequently waived its right to cure or the 30-day period in which the Company may cure has subsequently elapsed without cure, as provided below.

To qualify for severance payments and benefits under the Plan upon voluntary termination for Good Reason, you must notify the Company in writing of your election to terminate for Good Reason, specifying the event constituting Good Reason, within 10 business days after the occurrence of the event that you believe constitutes Good Reason. Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing will be deemed a waiver of the right to voluntarily terminate your employment for that Good Reason event. The Company will have a period of 30 days after receipt of your notice in which to cure the Good Reason. If the Good Reason is cured within this period, you will not be entitled to severance payments and benefits under the Plan. If the Company waives its right to cure or does not, within the 30-day period, cure the Good Reason, you will be entitled to severance payments and benefits under the Plan subject to the terms and conditions hereof, and your actual Termination Date will be determined in the sole discretion of the Company, but in no event will it be later than 30 calendar days from the date the Company waives its right to cure or the end of the 30-day period in which to cure the Good Reason, whichever is earlier.

Ineligibility for Severance Benefits

Notwithstanding any other provision of the Plan, you will not be eligible for severance payments and benefits under the Plan if your Termination Date occurs by reason of any of the following:

•	Voluntary termination or voluntary retirement other than for Good Reason;

•	Disability (as defined in the Company’s long-term disability plan);

•	For Cause; or

•	Refusal to accept a transfer to a position with the Company for which you are qualified, as determined by the Company, by reason of your knowledge, training, and experience, provided that the transfer would not constitute Good Reason for a voluntary termination.

Cause

“Cause” means the following:

(A)	Willful and continued failure or refusal to substantially perform duties with the Company or any of its affiliates (except where the failure results from incapacity due to physical or mental illness);

(B)	Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(C)	Violation of any Company policy, or the commission of an act involving moral turpitude, in each case, that adversely affects the reputation or business of the Company or any affiliate.

Good Reason

“Good Reason” means the occurrence of any one or more of the following events which occur without your express written consent:

(A)	A material reduction in your Base Salary;

(B)	A reduction in your job grade or title constituting a demotion;

(C)	A substantial reduction in your authority or substantial detrimental change in your duties which, in either case, represents a material demotion, regardless of whether the reduction or change is accompanied by an actual diminution of your title or grade level; or

(C)	A change in the principal location of your job or office, such that you will be based at a location that is 50 miles or more further from your principal job or office location immediately prior to the proposed change in your job or office.

Severance Payments and Benefits

Under the Plan, you are eligible to receive the following severance benefits, provided you meet the eligibility criteria for severance payments and benefits described in the previous Section and this Section—(A) Severance Pay, (B) Pro Rata Bonus, (C) Pension Enhancement, and (D) Prorated Equity Award Vesting, each as described below.

Severance Pay

If you are a Company Section 16 Officer as of the Effective Date, your Severance Pay will be an amount equal to the sum of: (i) two times Base Salary and (ii) one times Target Bonus.

Payment of your Severance Pay will be paid in a lump sum on the date that is 60 days after your Termination Date provided that the Release Requirement has been satisfied as of such date.

Pro Rata Bonus

Your Pro Rata Bonus will be determined by (A) multiplying the original target amount of your Bonus by a fraction, the numerator of which is the number of days that have elapsed from the first day of the fiscal year in which your Termination Date occurs through your Termination Date and the denominator of which is 365 and (B) multiplying the product of (A) by the multiplier derived from the performance criteria applicable to the MICP for the year in which your Termination Date occurs, without the application of any personal performance metrics in a manner that would reduce your Pro Rata Bonus. Payment of your Pro Rata Bonus will be made in a lump sum at the time that annual incentive bonuses are paid under the MICP to similarly-situated employees of the Company who have not terminated employment; provided that the Release Requirement has been satisfied as of such date or, if the 60-day period for your satisfaction of the Release Requirement has not expired as of such date, on the date that is 60 days after your Termination Date provided that the Release Requirement has been satisfied as of such date.

Pension Enhancement

Your Pension Enhancement will be provided by crediting you with three additional years of age and two additional years of service for all purposes under the Pension Plan in which you participate as of the Effective Date, including vesting, eligibility for early retirement and normal retirement benefits, computation of all such benefits, and all other purposes under the Pension Plan.

Prorated Equity Award Vesting

Your Prorated Equity Award Vesting will be provided by the vesting of a portion of each of your Equity Awards equal to the total number of Company shares covered by the Equity Award times a fraction, the numerator of which is the number of months in the vesting or performance period applicable to such Equity Award that have elapsed from the commencement of the applicable vesting or performance period through your Termination Date and the denominator of which is the total number of months in the applicable vesting or performance period. In the case any Equity Awards consisting of Performance Share Units, this formula will be applied to the target number of Performance Share Units and the product number of Performance Share Units will be eligible for vesting based on the performance criteria and performance multiplier applicable to the Performance Share Unit award. Your Prorated Equity Awards will, in the case of Performance Share Units and Restricted Stock Units, be settled in accordance with their original schedule and, in the case of stock options, will remain outstanding until the end of their originally scheduled term.

No Duplication of Benefits/No Substitution

Nothing in the Plan, a change in control plan or agreement, an offer letter or letter agreement from the Company or any of its affiliates, a prevailing practice of the Company or any of its affiliates, or any oral statement made by or on behalf of the Company or any of its affiliates will entitle you to receive duplicate payments or benefits in connection with a voluntary or involuntary termination of employment. The Company’s obligation to make payments or provide benefits under the Plan will be expressly conditioned upon you not receiving duplicate payments or benefits. In addition, if you are entitled to Severance Pay under the Plan, you will not receive payment of your Bonus for the year in which your Termination Date occurs (other than your Pro Rata Bonus and Target Bonus) and the treatment of your Equity Awards with respect to a termination of your employment will be governed by the “Prorated Equity Award Vesting” section above and not any provisions relating to the treatment of your Equity Awards upon a voluntary or involuntary termination of your employment under the Equity Incentive Plans (including upon retirement).

To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to you under another plan of the Company (or its affiliates) or an agreement with you and the Company (or its affiliates), including a change in control plan or agreement, an offer letter or letter agreement, or to the extent that you are an eligible employee for purposes of the Plan and you experience a change in position that would alter the benefits to which you are entitled under the Plan, and to the extent that such other payments or benefits or the severance payments and benefits provided under this Plan are subject to Code Section 409A, the Plan shall be administered to ensure that no payment or benefit under the Plan will be (i) accelerated in violation of Code Section 409A or (ii) further deferred in violation of Code Section 409A.

Debt owed to the Company

If you owe the Company money for any reason, the Company may offset the amount of the debt from your Pro Rata Bonus, Target Bonus and/or Severance Pay to the extent permitted by law; provided, however, that, any such offset shall be applied in a manner consistent with Code Section 409A to the extent that the Severance Pay is subject to Code Section 409A.

Employee Benefits/Special Benefits

From and after your Termination Date, you will not be considered an employee of the Company or any of their affiliates for any purpose – including eligibility under any Company employee benefit plans, including, without limitation, (i) further contributions under CSXtra, (ii) accrual of further benefits under the Pension Plan (except as expressly provided above), (iii) dependent care reimbursement benefits, (iv) the Company’s disability plan, (v) the Company’s travel accident plan, (vi) sick leave or vacation days, or (vii) any form of incentive compensation. You will, however, be eligible to continue participating in the Company’s medical and dental plan (in accordance with the requirements of COBRA and applicable law), including contributions to the health care reimbursement account providing you meet IRS regulations for participation; however, there will be no corresponding employer contributions. You will also be eligible for coverage under various life insurance plans subject to the terms of the applicable plans.

Outplacement Services

From and after your termination, you will be eligible for outplacement services through organizations designated by the Company. You must initiate these outplacement services within six (6) months after your termination date.

Financial and Tax Planning Assistance

From and after your Termination date, you will be eligible to receive financial and tax planning assistance through organizations designated by the Company.

Other Benefits

Except as provided herein with respect to the treatment of your Pro Rata Bonus and Equity Awards, accrued and unused vacation days (including banked vacation), long-term performance awards, vesting and exercising of stock options, vesting of restricted stock and restricted stock units, and bonus payments will be determined in accordance with the applicable plans, programs and/or policies of the Company (and its affiliates). All other benefits coverage and eligibility to participate in the benefit plans of the Company (and its affiliates) will end as of your Termination Date except as otherwise expressly provided by the terms of the applicable benefit plans

Notwithstanding the foregoing, if you are entitled to receive benefits under the Plan, you will not receive payment of any portion of your Bonus for the year in which your Termination Date occurs (other than your Pro Rata Bonus and Target Bonus).

Amendment and Plan Termination

The Company may not terminate or amend the Plan, except to make amendments which increase benefits payable hereunder or which designate additional classes of senior executives eligible to participate under the Plan. The Plan will terminate automatically on February 22, 2018 except any benefits herein provided at such time will continue to be provided in accord with the terms of the Plan.

Additional Plan Information

Employment Status

The Plan does not constitute a contract of employment, and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with the Company or any of its affiliates.

Withholding of Taxes

The Company or your employer will withhold from any amounts payable under the Plan all Federal, state, local or other taxes that are legally required to be withheld from your severance payments.

No Effect on Other Benefits

Neither the provisions of this Plan nor the severance payments and benefits provided for under the Plan will reduce any amounts otherwise payable to you under any short-term or long-term incentive plan, retirement plan, group insurance or other benefit plan; provided, however, that if you are entitled to Severance Pay or other benefits under the Plan, you will not be entitled to severance pay or benefits under any employment, severance, change in control or similar agreement or any other severance or termination pay plan of the Company or any of its affiliates and you will not receive payment of your Bonus for the year in which your Termination Date occurs (other than your Pro Rata Bonus and Target Bonus) and the treatment of your Equity Awards with respect to a termination of your employment will be governed by the “Prorated Equity Award Vesting” section above and not any provisions relating to the treatment of your Equity Awards upon a voluntary or involuntary termination of your employment under the Equity Incentive Plans (including upon retirement).

Validity and Severability

The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.

Unfunded Obligation

All severance payments and benefits under the Plan constitute unfunded obligations of the Company. Severance payments will be made, as due, from the general funds of the Company. The Plan constitutes solely an unsecured promise by the Company to provide severance benefits to you to the extent provided in the Plan. For avoidance of doubt, any medical, dental or life insurance coverage to which you may be entitled under the Plan will be provided under other applicable employee benefit plans of the Company.

Type of Plan and Governing Law

This plan is designed to qualify as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA and is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the regulations published by the Secretary of Labor. The Plan and all rights under it will be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of Florida.

Assignment

The Plan will inure to the benefit of and will be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount is still payable to you under the Plan had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to your estate. Your rights under the Plan will not otherwise be transferable or subject to lien or attachment.

Other Benefits

Nothing in this document is intended to guarantee that benefit levels or costs will remain unchanged in the future in any other plan, program or arrangement of the Company (or any of its affiliates). The Company and its affiliates and subsidiaries reserve the right to terminate, amend, modify, suspend, or discontinue any other plan, program or arrangement of the Company or its subsidiaries or affiliates in accordance with the terms of that plan, program or arrangement and applicable law.

Oral Statements

The provisions of this document supersede any oral statements made by any employee, officer, or member of the CSX Board regarding eligibility, severance payments and benefits.

Successors and Assigns

This Plan will be binding upon and inure to the benefit of the Company and its successors and assigns and will be binding upon and inure to the benefit of you and your legal representatives, heirs and legatees.

Code Section 409A

Exemption

It is intended that payments of your Pro Rata Bonus, Target Bonus and Severance Pay under the Plan will be exempt from Code Section 409A as “short term deferrals” or, to the extent payments (i) do not exceed two times the lesser of (1) the employee’s total annual compensation based on the employee’s annual rate of pay for the prior taxable year (adjusted for any increase that was expected to continue indefinitely) or (2) the limitation under Code Section 401(a)(17) for the year in which the employee has a separation from service within the meaning of Code Section 409A and Treasury regulation Section 1.409A-1(h) ($270,000 in 2017 (2x = $540,000)), and (ii) are paid in full no later than December 31st of the second year following a separation from service or to the extent that such payments otherwise fit within an exemption provided by Code Section 409A or applicable guidance. Similarly, other benefits provided under the Plan are intended to be exempt from Code Section 409A to the extent an exemption is applicable.

Specified Employees

In general, Code Section 409A prohibits certain payments of nonqualified deferred compensation (within the meaning of Code Section 409A) to “Specified Employees” (generally defined as Vice Presidents or higher) within six months following the Specified Employee’s separation from service. This rule does not apply to amounts which are exempt from the requirements of Code Section 409A. To comply with this rule and notwithstanding any other provision of the Plan to the contrary, if any payment or benefit under the Plan is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of the employee’s Termination Date and if the employee is a Specified Employee (within the meaning of Code Section 409A(a)(2)(B)) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the employee’s Termination Date, such payment or benefit shall be delayed until the first day of the seventh month following the employee’s separation from service and shall at that time be paid in a lump sum (or, in the case of a non-cash benefit, shall be provided in a manner that is consistent with Code Section 409A). Any amount that would have been paid or provided during this six-month period will be paid on the first business day of the seventh month following the separation from service, or, if earlier, the date of the individual’s death.

Statement of Intent

To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more exemptions available under the final Treasury regulations promulgated under Code Section 409A. To the extent that any such amount or benefit is or becomes subject to Code Section 409A, this Plan is intended to comply with the applicable requirements of Code Section 409A with respect to those amounts or benefits so as to avoid the imposition of taxes and penalties. This Plan will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

If you notify the Company (specifying the reasons for your position) that you believe that any provision of this Plan or of any payment to be made or benefit granted under this Plan would cause you to incur any additional tax, penalty or interest under Code Section 409A, and if the Company concurs, or if the Company (without any obligation whatsoever to do so) independently makes such a determination, the Company will, after consulting with you and to the extent permitted by law, reform the provision to try to comply with Code Section 409A or to be exempt from Code Section 409A to the extent possible without thereby creating other liability, including liability for any other Plan participant. The Company in its sole discretion may modify, or cause to be modified, the timing of payments and benefits under the Plan for the sole purpose of exempting those payments and benefits from Code

Section 409A. To the extent that any payment or benefit under the Plan is modified to comply with Code Section 409A or to be exempt from Code Section 409A, the modification or exemption will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company and its affiliates of the applicable payment or benefit without violating the provisions of Code Section 409A.

In no event whatsoever will the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

Administrative Information About Your Plan

Employer Identification Number

The Company’s employer identification number is 62-1051971.

Claim for Benefits

If you believe that you are entitled to payments and benefits under the Plan that are not provided to you, or you disagree with any other action taken by the Plan Administrator with respect to the Plan, then you may submit a claim to the Plan Administrator in writing. A claim must be made in writing and submitted within 6 months of your Termination Date. In the event you make a claim for benefits beyond six months of your Termination Date, then you are expressly precluded from receiving any severance payments and/or benefits under the Plan.

Claims Review Procedures

You will be notified in writing by the Plan Administrator if your claim under the Plan is denied.

If a claim for benefits under the Plan is denied in full or in part, you* may appeal the decision to the Plan Administrator.

To appeal a decision, you* must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after you receive notice of the claim denial described above. You* may also include information or other documentation in support of your claim.

You* will be notified of a decision within 90 days (which may be extended to 180 days, if required) of the date your appeal is received. This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure. If the Plan Administrator requires an extension of time to respond to your appeal, you* will receive notice of the reason for the extension within the initial 90-day period and a date by which you can expect a decision.

If the original denial is upheld on first appeal, you* may request a review of this decision. You* may submit a written request for reconsideration to the Plan Administrator (as listed below) within 60 days after receiving the denial.

You* can review all plan documents in preparing your appeal and you* may have a qualified person represent you* during the appeal process. Any documents or records that support your position must be submitted with your appeal letter.

The case will be reviewed, and you* will receive written notice of the decision within 60 days (which may be extended to 120 days, if required). The written notice will include the specific reasons for the decision and specific reference to the Plan provision(s) on which the decision is based.

Any decision on final appeal will be final, conclusive and binding upon all parties. If the final appeal is denied, however, you will be advised of your right to file a claim in court. It is the Company’s intent that in any challenge to a denial of benefits on final appeal under these procedures, the court of law or a professional arbitrator conducting the review will apply to a deferential (“arbitrary and capricious”) standard and not a de novo review.

*	Or your duly authorized representative.
*	Or your duly authorized representative.

Legal Action

You may not bring a lawsuit to recover benefits under the Plan until you have exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on suits for all benefits will apply in any forum where you may initiate such a suit.

Plan Administrator

The administration of the Plan is the responsibility of the Plan Administrator. The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits and construing and interpreting the terms of the Plan. In addition, the Plan Administrator has the authority, at its discretion, to delegate its responsibility to others. The chart at the end of this Section contains the name and address of the Plan Administrator. Notwithstanding the foregoing, if and to the extent required by applicable law, the rules of any applicable securities exchange on which the shares of the Company common stock is traded or the Company’s by-laws or articles of incorporation, the Plan will be administered by the Senior Vice President and Chief Administrative Officer.

Your Rights and Privileges Under ERISA

As a participant in the Plan, you are entitled to certain rights and protection under ERISA. ERISA provides that you shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Company’s offices and at other specified locations all documents governing the plan filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and updated Summary Plan Description. The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating certain rights for you, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in a Federal court.

If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

Other Administrative Facts

Name of Plan	CSX Corporation Executive Severance Plan and Summary Plan Description

Type of Plan	“Welfare” plan

Plan Records	Kept on a calendar-year basis

Plan Year	January 1— December 31

Plan Funding	Company provides severance benefits from general assets.

Plan Sponsor	CSX Corporation

Plan Number	531

Plan Administrator and Named Fiduciary	Senior Vice President and Chief Administrative Officer 500 Water Street Jacksonville, FL 32202

Agent for Service of Legal Process on the Plan	CSX Corporation Corporate Secretary 500 Water Street Jacksonville, FL 32202

Trustee	Not applicable

Insurance Company	Not applicable

Glossary

It is important to know about the following terms as they apply to the Plan.

Base Salary	Your annual base rate of salary in effect as of your Termination Date (determined without regard to any reduction in your rate of Base Salary under circumstances that constitute Good Reason), including salary reductions under Code Sections 132(f), 125, 137, or 401(k), and excluding overtime, bonuses, income from stock options, stock grants, dividend equivalents, benefits-in-kind, allowances (including, but not limited to, car values, vacation bonuses, food coupons) or other incentives, and any other forms of extra compensation.

Bonus	The annual incentive bonus to which you would have been entitled for the year in which your Termination Date occurs as determined under the applicable MICP, had your Termination Date not occurred, based on satisfaction of applicable performance criteria.

Cause	Cause is defined in the Eligibility For Severance Benefits Section, under the subheading, “Cause”.

COBRA	The continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. It is a federal law allowing certain individuals, under certain circumstances, to continue group health coverage that would otherwise end due to certain qualifying events, including termination of employment.

Code	The Internal Revenue Code of 1986, as amended, which is the Federal tax code.

Code Section 409A	Section 409A of the Code, the Treasury regulations promulgated thereunder and any other applicable IRS guidance with respect thereto.

Company or CSX	CSX Corporation.

Compensation Committee	The Compensation Committee of the Company Board.

CSX Board	The Board of Directors of CSX.

CSXtra	The CSXtra 401(k) Plan.

Disability	Disability is defined in the Eligibility for Severance Benefits Section, under the subheading “Ineligibility for Severance Benefits”.

Effective Date	February 22, 2017.

Equity Award	Any equity or equity-based award granted under the Company’s Equity Incentive Plans.

Equity Incentive Plans	The CSX Stock and Incentive Award Plan and any other shareholder-approved equity incentive plan maintained by the Company.

ERISA	The Employee Retirement Income Security Act of 1974, as amended, which is a Federal employee benefits law.

Executive Separation Agreement & General Release	An Executive Separation Agreement & General Release in a form determined by the Company which an employee is required to execute and which must become effective as a condition of Severance Pay and benefits under the Plan. The Agreement will include, but is not limited to: a confirmation of your waiver of entitlements under any change in control agreement, a general release of claims against the Company, its subsidiaries, its affiliates and their respective officers, directors, employees and agents; certain restrictive covenants and obligations including, but not be limited to, non-competition and non-solicitation covenants for a period of one year following the Termination Date; and agreements not to make use of confidential or proprietary information of the Company, its subsidiaries or its affiliates, not to disparage or encourage or induce others to disparage the Company, its subsidiaries, its affiliates or their respective products, and to cooperate with the Company, its subsidiaries and its affiliates concerning legal matters.

Good Reason	Good Reason is defined in the Eligibility for Severance Benefits Section, under the subheading “Good Reason.”

IRS	The Internal Revenue Service.

MICP	The CSX Management Incentive Compensation Plan in effect for the relevant year.

Participation Agreement	A Participation Agreement in a form provided by the Company to you in connection with you becoming a participant in the Plan, which (i) provides that you will be eligible to receive benefits under the Plan upon the occurrence of a qualifying termination, and (ii) includes an agreement by you to waive any rights to other severance you may have under any other plan maintained by the Company or any of its affiliates or any agreement between you and the Company or any of its affiliates, including an agreement by you that the provisions of the Company’s form change in control agreement providing benefits in connection with a termination of employment prior to a change in control shall be null and void if your Termination Date occurs prior to February 22, 2018 and in that event you will be entitled solely to the severance benefits under this Plan.

Pension Enhancement	The additional age and years of service credit under the Pension Plan described in the “Pension Enhancement” section.

Pension Plan	The CSX Pension Plan.

Plan	The CSX Corporation Executive Severance Plan, as set forth in this document.

Plan Administrator	The Senior Vice President and Chief Administrative Officer of the Company.

Pro Rata Bonus	Your Pro Rata Bonus as described in the “Severance Payments and Benefits” section of the Plan, under the subheading “Pro Rata Bonus”.

Prorated Equity Award Vesting	The treatment of your Equity Awards described in the “Prorated Equity Award Vesting” section.

Release Requirement	The requirement to execute an Executive Separation Agreement & General Release, and not revoke such execution, within the time periods set forth in such Executive Separation Agreement & General Release.

Severance Pay	Severance Pay is the cash payment in respect of your Base Salary and Target Bonus to which you are entitled under the Plan, as described under the subheading “Severance Pay”.

Specified Employee	Specified Employee is defined in the Code Section 409A Section, under the subheading “Specified Employees”.

Target Bonus	The amount of your Target Bonus opportunity under the MICP for the year in which your Termination Date occurs.

Termination Date	The date on which your employment with the Company and its affiliates terminates for any reason. To the extent that any payments or benefits under the Plan are subject to Code Section 409A, the determination of whether your Termination Date has occurred (or whether you have otherwise had a termination of employment) shall be made in accordance with the provisions of Code Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.